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                                                               Exhibit 26(d)(21)

CORPORATE ENHANCED VALUES AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the date shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement waives the Surrender Charge and provides an Enhancement Benefit which is an amount that will be added to the accumulation value if the policy is surrendered.

HOW IS THE ENHANCEMENT BENEFIT CALCULATED?

The Enhancement Benefit is calculated on a monthly basis. It is equal to the policy's accumulation value less any loans including any loan interest due multiplied by the Enhancement Percentage. The Enhancement Benefit is subject to a cap which is the Enhancement Cap Percentage multiplied by the cumulative premium charge for the base policy.

WHAT IS THE ENHANCEMENT PERCENTAGE?

The Enhancement Percentage is shown on the policy data pages and remains level or declines on a monthly basis until it reaches zero.

WHAT IS THE ENHANCEMENT CAP PERCENTAGE?

The Enhancement Cap Percentage is shown on the policy data pages and remains level or declines on a yearly basis until it reaches zero.

MAY THE ENHANCEMENT PERCENTAGE AND/OR THE ENHANCEMENT CAP PERCENTAGE BE CHANGED?

Yes. We reserve the right to change the Enhancement Percentage and/or the Enhancement Cap Percentage.

IS THE ENHANCEMENT BENEFIT AVAILABLE FOR PARTIAL SURRENDERS OR POLICY LOANS?

No.

HOW IS THE SURRENDER VALUE OF YOUR POLICY AFFECTED BY THIS AGREEMENT?

The surrender value of your policy with this agreement will be higher than it otherwise would be during the period in which the Enhancement Percentage is greater than zero as shown on the policy data pages.

WILL A SURRENDER OF YOUR POLICY IN EXCHANGE FOR ANOTHER INSURANCE POLICY OR CONTRACT IMPACT THE SURRENDER VALUES OF YOUR POLICY?

Yes. If your policy is surrendered in exchange for another insurance policy or contract the Surrender Charge will not be waived and the Enhancement Benefit will not be credited.

IS THERE A CHARGE FOR THIS AGREEMENT?

Yes. The monthly charge for this agreement is shown on the policy data pages.

IS THE ACCUMULATION VALUE OF THE POLICY AFFECTED BY THIS AGREEMENT?

Yes. The monthly charge for this agreement applies for the dates shown on the policy data pages and will impact the accumulation value.

DOES THIS AGREEMENT ADJUST OTHER PROVISIONS OF YOUR POLICY?

Yes. Only the Level Death Benefit Option and the Increasing Death Benefit Option are available with this agreement.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate:

     (1) when your policy terminates or is surrendered; or

     (2) upon the death of the insured.

This agreement may not be removed other than by termination or surrender of the policy.

CAN THIS AGREEMENT BE REINSTATED?

Yes. If this agreement was in force at the time the policy terminated, this agreement must be reinstated subject to the reinstatement provisions of the policy.



[ /s/ Christopher M. Hilger                      /s/ Gary R. Christensen
  President                                                    Secretary]